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                                                            Exhibit 4.12

                        SECOND SUPPLEMENTAL INDENTURE

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of August 20, 1999 (the "Second Supplemental Indenture") by and among Startec Global Communications Corporation, a Delaware corporation ("Startec"), and First Union National Bank, as Trustee under the Indenture (as defined below)(the "Trustee").

     WHEREAS, Startec and the Trustee are parties to an Indenture dated as of May 21, 1998, as amended by the First Supplemental Indenture dated February 28, 1999 (the "Indenture"), pursuant to which Startec issued its 12% Senior Notes due 2008 and 12% Series A Senior Notes due 2008 (collectively the "Notes"); and

     WHEREAS, Section 901 of the Indenture provides, generally, that, without the consent of the Holders (as defined in the Indenture), Startec, when authorized by a Board Resolution (as defined in the Indenture), and the Trustee may enter into one or more indenture supplements to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; and

     WHEREAS, the Indenture contains an incorrect cross-reference which creates both ambiguity and inconsistency in the Indenture as it currently exists; and

     WHEREAS, Startec's Board of Directors has passed a Board Resolution authorizing an indenture supplement to correct the cross-reference and thus clarify the ambiguity and resolve the inconsistency.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     The parties hereto mutually agree as follows:

     SECTION 1-CORRECTION. This Indenture is hereby corrected by amending the definition of Permitted Liens as follows: In the sub-part (xxi) of the definition of Permitted Liens, the reference to "clause (iv) of paragraph (b) of Section 1011" is hereby changed to read "clause (iii) of paragraph (b) of
Section 1011."

     SECTION 2-RATIFICATION OF INDENTURE. The Indenture, as supplemented hereby, is in all respects ratified and confirmed and the Indenture as so supplemented shall be read, taken and construed as one instrument.

     SECTION 3-COUNTERPARTS. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be regarded as an original and all of which together shall constitute one instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the day and year first above written.

                          STARTEC:
                          Startec Global Communication Corporation

                          By: /s/ Ram Mukunda
                              ---------------
                              Name: Ram Mukunda
                              Title: President and Chief Executive Officer

                          TRUSTEE:
                          First Union National Bank

                          By: /s/ Patricia A. Welling
                              -----------------------
                              Name: Patricia A. Welling
                              Title: Vice President